Investor Relations:	Media Relations:
Ed Lockwood	Becky Howland, Ph.D.
Sr. Director, Investor Relations	Sr. Director, Corporate Communications
ed.lockwood@kla.com	becky.howland@kla.com

KLA-Tencor Declares Regular Cash Dividend
MILPITAS, Calif., Jan. 31, 2019—KLA-Tencor Corporation (NASDAQ: KLAC) announced today that its board of directors has declared a quarterly cash dividend of $0.75 per share on its common stock, payable on March 1, 2019 to KLA-Tencor stockholders of record as of the close of business on Feb. 15, 2019.
About KLA:
KLA-Tencor Corporation (aka “KLA Corporation” or “KLA”) develops industry-leading equipment and services that enable innovation throughout the electronics industry. We provide advanced process control solutions for manufacturing wafers and reticles, integrated circuits and packaging. In close collaboration with leading customers across the globe, our expert teams of physicists, engineers, data scientists and problem-solvers design solutions that move the world forward. Additional information may be found at www.kla.com (KLAC-F).